Exhibit 10.3


            AGREEMENT REGARDING RETIREMENT BENEFITS
                      OF FIDENCIO M. MARES


     WHEREAS, Beckman Instruments, Inc. (the "Company") maintains the  Beckman  Instruments, Inc. Supplemental  Pension  Plan  (the

"Supplemental Plan"); and



      WHEREAS,  the  Company  may  amend  the  Supplemental  Plan pursuant  to  a  resolution  of the Board  of  Directors  of  the

Company, which resolution was adopted April 4, 1996; and



      WHEREAS, the Company desires to amend the Supplemental Plan in  order  to  finalize  an employment incentive  agreement  with

Fidencio  M.  Mares  (the "Executive") for  increased  retirement benefits  upon his completion of at least five years  of  service with the Company and his attainment of eligibility for retirement under the Company's Pension Plan.



      NOW, THEREFORE, this Agreement between the Company and the Executive ("Agreement") is hereby adopted this 30th day of April, 1996.

      1. Retirement Supplement. Executive's aggregate pension benefit from the Beckman Instruments, Inc. Pension Plan ("Pension Plan") and the Beckman Instruments, Inc. Supplemental Pension Plan ("Supplemental Plan") shall be determined by adding three
(3) years to Executive's actual age and three (3) years to Executive's actual Benefit Service. The age and service credits granted under this Agreement shall be applied when the Executive's single life benefit is being determined, and if an optional form of benefit is payable pursuant to the terms of the Pension Plan and the Supplemental Plan, the additional 3 years shall not again be applied in determining an optional form of benefit. Accordingly, any optional form of benefit shall be Actuarially Equivalent (as defined in the Pension Plan), using Executive's actual age, to the single life benefit. Any additional benefit due as a result of the retirement supplement provided herein shall be payable from the Supplemental Plan (along with any other benefits which would otherwise be payable from the Supplement Plan, if any). The benefit payable from the Pension Plan shall not be changed.

      2. Eligibility Requirements. Executive is not eligible for the enhanced retirement benefit under this Agreement unless he satisfies both the requirement of at least five years of service and attainment of eligibility for retirement under the Company's Pension Plan.

      3. This Agreement shall be considered an exhibit to the Supplemental Plan and shall constitute an official plan document for the Supplemental Plan.

      4. This Agreement shall be construed in accordance with applicable federal law, and to the extent that state law is not preempted by federal law, according to the laws of the State of California.

      5. This Agreement shall not modify any of the terms and conditions of Executive's employment except as explicitly set forth herein.

      6. This Agreement is the entire agreement between the parties and supercedes any and all prior and contemporaneous oral and written agreements and discussions regarding the subject of enhanced retirement benefits discussed herein. The parties may only amend this Agreement by the mutual execution of a document referencing this Agreement and pursuant to a resolution of the Company's Board of Directors approving such amendment.

     This Agreement is entered into this 30th day of April, 1996.


EXECUTIVE

By   /s/ Fidencio M. Mares
Fidencio M. Mares


COMPANY

BECKMAN INSTRUMENTS, INC.

By   /s/ Louis T. Rosso
Louis T. Rosso
Chairman and
Chief Executive Officer